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                   [FULBRIGHT & JAWORSKI L.L.P. LETTERHEAD]



December 9, 1997



Ponder Industries, Inc.
5005 Riverway drive, Suite 550
Houston, Texas  77056


Dear Sirs:

        As counsel to Ponder Industries, Inc., a Delaware corporation (the "Company"), we are familiar with the Registration Statement on Form S-3 (the "Registration Statement") to be filed with the Securities and Exchange Commission on or about December 10, 1997, under the Securities Act of 1933, as amended, relating to an aggregate of 1,346,752 shares (the "Shares") of common stock, $.01 par value ("Common Stock"), of the Company to be sold by certain selling stockholders listed in the Registration Statement (the "Selling Stockholders"). The Shares will be issued pursuant to the proper and valid exercise of certain warrants (the "Warrants") held by the Selling Stockholders, each as described in the Registration Statement.

        In connection therewith, we have examined such corporate records, documents and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion the 1,346,752 shares of Common Stock to be sold by the Selling Stockholders have been duly and validly authorized, and when issued in accordance with the terms of the Warrants will be validly issued, fully paid and nonassessable.

        We consent to the filing of this opinion as an exhibit to the Registration Statement.


                                             Very truly yours,



                                             /s/ Fulbright & Jaworski L.L.P.




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